Life Insurance Company	200 Clarendon St. Boston, Massachusetts 02117 [1-800-521-1234]

INSUREDS	[John Hancock]	TOTAL SUM INSURED AT ISSUE [$2,500,000]

[Dorothy Hancock]

POLICY NUMBER	[9-000001]	DATE OF ISSUE [November 1, 1999]

DEATH BENEFIT	[OPTION A (See Section 4)]

PLAN	Variable Estate Protection Plus

FLEXIBLE PREMIUM VARIABLE UNIVERSAL SURVIVORSHIP LIFE INSURANCE

The John Hancock Life Insurance Company (“the Company”) agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Surviving Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. There is no change in status, premiums, cash value or non-forfeiture provisions upon the first death. The Death Benefit (see Section 4) will be payable, subject to the “Deferral of Determinations and Payments” provision, on receipt at the Servicing Office of the Company of due proof of the Surviving Insured’s death. Also, due proof of the death of the first Insured to die must be given to us when such death occurs.

The amount or duration of death benefit may be variable or fixed under specific conditions and may increase or decrease. A portion of the Death Benefit may be guaranteed, if the Guaranteed Minimum Death Benefit feature is elected and if premiums are paid as described in Section 6.

This policy, which includes any Riders that are a part of the policy on delivery, is issued in consideration of the application and the payment of the Minimum Initial Premium shown in Section 1.

The Policy Specifications in Section 1 and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts:

PRESIDENT	SECRETARY

Joint Variable Universal Survivorship Policy

Flexible Premiums

Death Benefit payable at death of Surviving Insured

Not eligible for dividends

Schedule of benefits and premiums and the premium class are shown in Section 1

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy may provide a Guaranteed Minimum Death Benefit if such option is elected at issue and if premiums are paid as described in Section 6. The Guaranteed Minimum Death Benefit will be equal to the Basic Sum Insured minus any withdrawals other than Terminated ASI Withdrawal Amounts (as described in Section 11) and minus any indebtedness on the date of death.

Right to Cancel—The Owner may surrender this policy by delivering or mailing it to the Servicing Office of the Company (or to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded within 10 days after timely surrender of the policy.

99VEP	LS0199NY

Policy Provisions

Section

1.	Policy Specifications

2.	Table of Rates

3.	Definitions

4.	Death Benefit

5.	Payments

6.	Guaranteed Minimum Death Benefit to Age 100

7.	Grace Period

8.	Account Value

9.	Charges

10.	Loans and Dividends

11.	Surrenders And Withdrawals

12.	Basis Of Computations

13.	Separate Accounts

14.	Allocation To Subaccounts

15.	Investment Policy Change

16.	Annual Report To Owner

17.	Reinstatement

18.	Owner and Beneficiary

19.	Interest On Proceeds

20.	Transfer of Assets During First 24 Months

21.	Deferral Of Determinations And Payments

22.	Claims Of Creditors

23.	Assignment

24.	Incontestability

25.	Misstatements

26.	Suicide

27.	The Contract

28.	Settlement Provisions

1. POLICY SPECIFICATIONS

Names of Insureds	[John Hancock]		[Dorothy Hancock]

Age at Issue	[55]		[57]

Sex	[Male]		[Female]

Premium Class	[Standard Non-Tobacco]		[Standard Non-Tobacco]

Owner, Beneficiary	As designated in the application subject to Section 18 of the policy

Policy Number	[9-000001]	Plan	Variable Estate Protection Plus
Date of Issue	[November 1, 1999]	Sum Insured

Basic Sum Insured at Issue			$[1,500,000]

Additional Sum Insured at Issue			$[1,000,000]

Total Sum Insured at Issue			$[2,500,000]

Death Benefit Option at Issue	[Option A]

Tax Test Elected	[Cash Value Accumulation Test]

Other Benefits and Specifications

Guaranteed Minimum Death Benefit to Age 100 Option

PREMIUMS

Planned Premium[1]	$[30,181.37] per year

Target Premium	$[30,181.37] per year

Minimum Initial Premium	$[25,654.16]

Guaranteed Minimum Death Benefit to Age 100 Premium[2]	$[25,654.16] per year

Billing Interval	[Annual]

THE GUARANTEED MINIMUM INTEREST RATE ON THE FIXED ACCOUNT IS 4.0%3

[1]

Notice: The actual premiums paid will affect the Account Value and the duration of insurance coverage, and will affect the Death Benefit if the Account Value affects the Death Benefit. Even if the Planned Premiums shown above are paid as scheduled, due to changes in the current interest rate being credited on the Fixed Account, the investment performance of the funds in the Separate Account, changes in the current expense loads or cost of insurance charges, loans and partial withdrawal activity or changes in death benefit options, they may not be sufficient to continue the policy in force until the death of the Surviving Insured. The policy will continue in force until the death of the Surviving Insured only if on each Processing Date actual premiums paid plus actual interest credited, less any Withdrawals and any indebtedness, is sufficient to provide for all Policy Charges when due, except as provided in Section 4 under “Guaranteed Minimum Death Benefit to Age 100” and as provided in Section 8, Grace Period.

[2]	Unpaid charges will accumulate while the Guaranteed Minimum Death Benefit feature is in effect and could result in the need for a lump sum payment to keep the policy in force.

[3]

We reserve the right to change the credited interest rate, and the amount of cost of insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated or the cash values may be less than those illustrated. The credited rate for the fixed account will never be less than the Guaranteed Minimum Interest Rate shown above.

3	VS0399NY

1. POLICY SPECIFICATIONS, continued

MAXIMUM POLICY CHARGES

Deductions from Premium Payments

Sales Charge

Policy Years	Up to Target Premium	Excess Premium
1	30%	3.5%
2-5	15%	3.5%
6-10	10%	3.5%
11-20	4%	3%
21+	3%	3%

State Premium Tax	2.35% of Payments

Federal DAC Tax	1.25% of Payments

Premium Processing Charge	1.25% of Payments

Monthly Deductions from Account Value

Administrative Charge	$10.00 for all Policy Years plus $.03 per $1,000 of Total Sum Insured at Issue for all Policy Years

Issue Charge	$55.55 for first 5 Policy Years plus $.02 per $1,000 of Total Sum Insured at Issue for first 3 Policy Years

Cost of Insurance Charge	Determined in accordance with Section 9, and deducted each month for all Policy Years; see Table of Rates, Section 2, for Maximum Monthly Rates used to determine Cost of Insurance.

Guaranteed Minimum Death Benefit Charge	$.03 per $1,000 of Basic Sum Insured for Policy Years 11 and later

Policy Split Option Charge	$.03 per $1,000 of Total Sum Insured for all Policy Years.

Asset-Based Risk Charge	.0753% of Separate Account assets for all Policy Years.

Withdrawal Charge:                    $20 for each withdrawal.

3A	VS03A99NY

1. POLICY SPECIFICATIONS, continued

Insureds	[John Hancock]	Plan	[Variable Estate Protection II]

[Dorothy Hancock]

		Policy Number	[9-000001]

		Rider Date of Issue	[November 1, 1999]

Rider Information

Policy Split Option Rider

3B	VS03B99

2. TABLE OF RATES

A. RATE TABLE

Policy Year	Maximum Monthly Rates per $1,000 of Net Amount at Risk[1]	Required Additional Death Benefit Factor	Optional Extra Death Benefit Factor

[1	0.0046	2.9801	7.8049
2	0.0152	2.8658	7.2956
3	0.0280	2.7565	6.8221
4	0.0437	2.6520	6.3818
5	0.0629	2.5521	5.9724
6	0.0868	2.4568	5.5917
7	0.1167	2.3657	5.2379
8	0.1543	2.2789	4.9091
9	0.2005	2.1963	4.6039
10	0.2570	2.1177	4.3206
11	0.3243	2.0430	4.0578
12	0.4029	1.9721	3.8139
13	0.4950	1.9049	3.5877
14	0.6040	1.8411	3.3777
15	0.7343	1.7807	3.1828
16	0.8938	1.7236	3.0020
17	1.0981	1.6696	2.8345
18	1.3290	1.6191	2.6798
19	1.6170	1.5716	2.5366
20	1.9569	1.5273	2.4046
21	2.3473	1.4861	2.2829
22	2.7896	1.4477	2.1705
23	3.2884	1.4122	2.0667
24	3.8511	1.3791	1.9705
25	4.4913	1.3485	1.8812
26	5.2272	1.3201	1.7982
27	6.0741	1.2939	1.7208
28	7.0339	1.2699	1.6508
29	8.1112	1.2479	1.5876
30	9.2903	1.2279	1.5306]

[1]

Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Table, as the case may be. We have the right to change the Monthly Rates per $1000 of Net Amount at Risk imposed, never to exceed the Maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

4	VS0499

2. TABLE OF RATES, continued

A. RATE TABLE

Policy Year	Maximum Monthly Rates per $1,000 of Net Amount at Risk[1]	Required Additional Death Benefit Factor	Optional Extra Death Benefit Factor

[31	10.5623	1.2097	1.4794
32	11.9066	1.1932	1.4332
33	13.3224	1.1780	1.3915
34	14.7926	1.1640	1.3535
35	16.3317	1.1508	1.3187
36	17.9645	1.1382	1.2863
37	19.7380	1.1259	1.2557
38	21.7697	1.1137	1.2263
39	24.2945	1.1012	1.1978
40	27.8333	1.0885	1.1698
41	33.2518	1.0756	1.1426
42	41.7220	1.0632	1.1172
43	52.9728	1.0522	1.0951
44	54.7422	1.0428	1.0764
45	83.1973	1.0257	1.0450]

[1]

Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Table, as the case may be. We have the right to change the Monthly Rates per $1000 of Net Amount at Risk imposed, never to exceed the Maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

4A	VS4A99

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3. DEFINITIONS

The term “age” means age on the nearest birthday.

The term “Annual Processing Date” means each 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term “Excess Premium” means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term “Fixed Account” means an account established by us, which accumulates at rates that we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account.

The term “Fund” means each division of a Series Fund that has a specific investment objective.

The term “in full force” means that this policy has not lapsed in accordance with Section 7.

The term “indebtedness” means the unpaid balance of a policy loan. As provided in Section 10, the policy loan amount includes accrued interest.

The term “Minimum Initial Premium” means the amount shown on Page 4.

The term “Net Premium” is defined in Section 5.

The term “payment” means, unless otherwise stated, payment at our Servicing Office.

The term “Planned Premium” means the amount that the Owner intends to pay, as indicated on the application.

The term “Policy Year” means (a) or (b) below whichever is applicable:

(a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

(b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term “Premium” is defined in Section 5.

The term “Processing Date” means the first day of a policy month which immediately follows a Valuation Date. The Date of Issue is not a Processing Date.

The term “Separate Account” means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term “Series Fund” means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term “Servicing Office” means the Company’s Servicing Office at the address shown on the back cover of this policy.

The term “Superannuation Date” means the policy anniversary nearest the 100th birthday of the younger Insured. The Superannuation Date will occur whether or not the younger Insured is actually alive on that date.

The term “Subaccount” means a Variable Account or a Fixed Account.

The term “Surviving Insured” means the Insured who is living upon the death of the other Insured. If both Insureds die simultaneously, then the term “Surviving Insured” shall mean the younger of the two Insureds.

The term “Target Premium” means the amount shown on Page 3.

The term “Valuation Date” means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which the Fund values its shares.

The term “Valuation Period” means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term “Variable Account” means each division of a Separate Account that has a specific investment objective. The assets of each Variable Account are invested solely in shares of the corresponding Portfolio of a Fund.

The terms “we”, “us”, and “our” refer only to the Company.

The term “written notice” means, unless otherwise stated, a written notice filed at our Servicing Office.

The terms “you” and “your” refer only to the Owner(s) of this policy.

5	VS0599NY

4. DEATH BENEFIT

The Death Benefit is payable when the Surviving Insured dies while the policy is in full force. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. If the Surviving Insured dies during a Grace Period, we will also deduct the amount of any unpaid monthly charges under Section 9.

The death benefit of the policy depends in part on which of the following Options is in effect. The Option as of the Date of Issue is selected in the application for the policy.

Option A: The death benefit is the Total Sum Insured, plus any Optional Extra Death Benefit (if elected) and any Required Additional Death Benefit as described below, and minus any withdrawals other than Terminated ASI Withdrawals Amounts (as described in Section 11).

Option B: The death benefit is the Total Sum Insured plus the Policy Account Value on the date of death of the Surviving Insured, plus any Required Additional Death Benefit as described below. The death benefit will vary based on the amount of the Account Value.

The Total Sum Insured equals the sum of the Basic Sum Insured (“BSI”) and any Additional Sum Insured (“ASI”)(if elected).

Optional Extra Death Benefit Feature: If Option A is elected, the Owner may also elect an Optional Extra Death Benefit feature. If this feature is elected at issue, then on each Annual Processing Date, the death benefit of the policy will be divided by the Account Value, with the result compared to the applicable Optional Extra Death Benefit Factor shown in Section 2. If the result is less than the Optional Extra Death Benefit Factor, then Optional Extra Death Benefit will be purchased so that the death benefit of the policy divided by the Account Value will equal the applicable Factor.

The amount of Optional Extra Death Benefit will remain in effect for the balance of the Policy Year, and be paid for through monthly deductions from the Account Value, using the Cost of Insurance Rates in effect on each Monthly Processing Date.

Required Additional Death Benefit Feature: Current federal tax law requires a minimum death benefit in relation to cash value for a policy to qualify as life insurance. On any date, the death benefit of the policy will be increased if necessary to ensure that the policy will continue to qualify as life insurance. The Total Required Death Benefit will be the Account Value on the Processing Date, times the applicable Required Additional Death Benefit Factor shown in Section 2.

The Required Additional Death Benefit on any such date will be the Total Required Death Benefit minus the sum of the Total Sum Insured and any Optional Extra Death Benefit, and, if Death Benefit Option A is elected, minus any withdrawals other than Terminated ASI Withdrawal Amounts (as described in Section 11).

The monthly deductions for the Required Additional Death Benefit will be based on the Cost of Insurance Rates then in effect.

If you have elected the Cash Value Accumulation Test we reserve the right to modify the Required Additional Death Benefit Factors, (or the Optional Extra Death Benefit Factors, if applicable) retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

Guaranteed Minimum Death Benefit to Age 100:

The Guaranteed Minimum Death Benefit Feature (the “GMDB Feature”) extends beyond the tenth Policy Year only if Section 1 so indicates.

If the GMDB Feature is in effect even though unpaid Section 9 charges exceed the policy’s Surrender Value, a Guaranteed Minimum Death Benefit will be guaranteed upon the death of the Surviving Insured prior to the Superannuation Date, provided that the funding requirements described in Sections 6 and 7 continue to be met and there has not been a failure to repay on a timely basis any excess indebtedness in accordance with Section 10. The Guaranteed Minimum Death Benefit will be equal to the Basic Sum Insured minus any withdrawals other than Terminated ASI Withdrawal Amounts (as described in Section 11) and minus any indebtedness on the date of death.

The amount of any ASI is not included in any Guaranteed Minimum Death Benefit. Therefore, if the Account Value is insufficient to pay the monthly charges as they fall due (including the charges for the ASI) the ASI coverage will lapse, even if the BSI stays in effect pursuant to the Guaranteed Minimum Death Benefit feature.

6

Age 100 Reduction of Sum Insured

On the Superannuation Date, Death Benefit Options A and B (described above) will cease to apply. On that date, we will automatically set the Total Sum Insured equal to zero, and discontinue deduction of the Administrative Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit of the policy will then and thereafter be equal to the Account Value, and both the Optional Death Benefit Feature and the Required Death Benefit Feature will cease to apply. In no event will premium payments be accepted after the Superannuation Date. Policy loans, loan repayments, partial withdrawals and transfers among subaccounts can continue to be made after age 100.

Note: This policy may not qualify as life insurance after an Insured’s 100th birthday, and may therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after an Insured reaches age 100.

Reduction of Total Sum Insured

You may request a reduction in the Additional Sum Insured at any time. There is no charge for a reduction of Additional Sum Insured.

If there is no Additional Sum Insured in effect, you may request a reduction in the Basic Sum Insured. The Basic Sum Insured generally cannot be reduced below the minimum as shown in Section 1.

Any reduction in Additional Sum Insured or Basic Sum Insured will be effective on the next monthly processing date after we approve your request.

7	VS0799NY

5. PAYMENTS

Payments under the policy shall be made only to us at our Servicing Office. Planned premiums, as shown in the application for the policy, are scheduled to be paid on the first day of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the applicable Sales Charge, the Premium Processing Charge, the State Premium Tax Charge, the Federal DAC Tax Charge, and the Enhanced Cash Value Rider Charge, if any. The remainder will constitute Net Premium.

Subject to any maximum limits we may impose, you may pay Premiums in excess of the Target Premium while this policy is in full force, provided each payment is at least $100. At our option, we may require evidence of insurability for any such excess Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any Premium payment as of the Valuation Period in which we receive it, unless one of the following exceptions applies:

(a)	All amounts received prior to the Date of Issue will be processed as if received on the date preceding the Date of Issue.

(b)	If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the date preceding the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt.

(c)	The portion of any Premium payment for which we require evidence of the Insured’s continued insurability will be processed on the first Valuation Date after we have received such evidence and found it satisfactory to us.

(d)	If we think our receipt of any premium payment (or portion thereof) would cause a problem for the policy under the Federal income tax laws, we reserve the right not to process such payment or portion. However, in the case of certain of such tax problems, you may provide us with written instructions to process such payment or portion notwithstanding the existence of the tax problem. If we receive such instructions and they are satisfactory to us, we will process the payment or portion on the first Valuation Date after we receive the instructions.

The following applies if the Tax Test elected for Federal income tax purposes is “Guideline Premium Test”, as shown in Section 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

The following applies if the Tax Test elected for Federal income tax purposes is “Cash Value Accumulation Test”, as shown in Section 1.

We reserve the right to modify the Death Benefit Factors shown in Section 1, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

6. GUARANTEED MINIMUM DEATH BENEFIT TO AGE 100

If the Guaranteed Minimum Death Benefit feature has been elected to extend beyond the tenth Policy Year, it will so indicate in the Policy Specifications. The Guaranteed Minimum Death Benefit Premium Target equals the sum of all Guaranteed Minimum Death Benefit Premiums shown in Section 1 from the Date of Issue up to the date the Guaranteed Minimum Death Benefit Premium Target is being measured, with each such premium accumulated from its due date at an annual effective interest rate of 4%. In order to maintain the Guaranteed Minimum Death Benefit, the Cumulative Premium Balance defined below must exceed the Guaranteed Minimum Death Premium Target on each Monthly Processing Date.

The Cumulative Premium Balance is the amount equal to the sum of all Premiums paid less the sum of all withdrawals as described in Section 11, each accumulated at an annual effective interest rate of 4%. Such interest will be calculated from the date the Premium was credited or the date the withdrawal was made up to the date the Cumulative Premium Balance is being measured.

The Guaranteed Minimum Death Benefit feature will no longer be in effect on or after the Superannuation Date.

7. GRACE PERIOD

A. If the Guaranteed Minimum Death Benefit feature has been elected:

On each Processing Date, we will compare the Cumulative Premium Balance at the end of the immediately preceding Valuation Date to the Guaranteed Minimum Death Benefit Premium Target on that Valuation Date. If, on any such Processing Date, the Cumulative Premium Balance is less than the Guaranteed Minimum Death Benefit Premium Target, the Guaranteed Minimum Death Benefit will be deemed to be in default as of such Processing Date.

The amount by which the Guaranteed Minimum Death Benefit Premium Target exceeds the Cumulative Premium Balance is the “GMDB shortfall”. Any GMDB shortfall may be paid within a grace period of 61 days after the date of default. We will send notice to your last known address at least 31 days before the end of the grace period specifying the minimum payment that you must make to continue the Guaranteed Minimum Death Benefit in force beyond the end of the grace period.

If a payment at least equal to the GMDB shortfall is received before the end of the grace period, the Guaranteed Minimum Death Benefit will remain in the policy. Any payment will be processed as of the date of receipt.

If a payment at least equal to the GMDB shortfall is not received by the end of the grace period, the Guaranteed Minimum Death Benefit feature will be removed from the policy. On the next Processing Date following the removal of the Guaranteed Minimum Death Benefit, and on each Processing Date thereafter, this policy will be tested as described in Subsection B.

If the policy contains Additional Sum Insured, in addition to the test described in Subsection A, it will be tested under Subsection B, to ensure that the policy is funded at a sufficient level to support the Additional Sum Insured.

If the Surviving Insured dies during the grace period, we will deduct from the proceeds the GMDB shortfall.

B. If the Guaranteed Minimum Death Benefit feature has not been elected or has been removed or if the policy contains Additional Sum Insured:

If, on any Processing Date, the Account Value at the end of the immediately preceding Valuation Date is less than the total of all Section 9 charges for that Processing Date, the policy will be deemed to be in default as of the Processing Date on which such determination is made. We will send notice to your last known address specifying the minimum amount you must pay to cure the default (the “Default Payment”). The Default Payment will be equal to a payment which, after deduction of all Section 5 charges, yields a Net Premium equal to the total of all Section 9 charges for the date of default and the next two Processing Dates.

If a payment at least equal to the amount in default is received before the end of a grace period of 61 days after the date the notice is mailed, the policy will then no longer be in default. Any payment received will be processed as a premium payment as of the date of receipt. When payment is received, any Section 9 charges which are past due and unpaid will be deducted from the Account Value.

If a payment at least equal to the Default Payment is not received by the end of the grace period, then either (a) if the Guaranteed Minimum Death Benefit is in effect, any Additional Sum Insured will be removed from the policy, or (b) if there is no Guaranteed Minimum Death Benefit in effect, this policy will lapse and any remaining value will be returned to you.

No Rider provisions will be in effect after the policy ceases to be in full force.

9	VS0999NY

8. ACCOUNT VALUE

The Account Value as of the end of any Valuation Period is derived as follows:

(a)	We will determine the value of the Fixed Accounts and each Variable Account as of the end of the Valuation Period in accordance with Section 13.

(b)	We will then determine the share of this policy in the Fixed Account, if any, and in each Variable Account and the total value of such shares.

(c)	We will then add any amount of Loan Assets (as described in Section 10).

(d)	We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

(e)	We will then compute and deduct all Section 9 Charges in the manner specified in Section 9.

Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

(a)	any portion of a Net premium is credited to that Variable Account;

(b)	transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

(c)	any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

(a)	any portion of a loan is taken from that Variable Account;

(b)	any portion of the charges described in Section 9 is deducted from that Variable Account;

(c)	any portion of a partial withdrawal is made from that Variable Account; or

(d)	a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period.

9. CHARGES

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (f) from the Account Value at the end of the immediately preceding Valuation Period, where:

(a)	is the Asset-Based Risk Charge

(b)	is the Administrative Charge;

(c)	is the Guaranteed Minimum Death Benefit Charge, if elected;

(d)	is the Issue Charge, if any;

(e)	is the sum of all charges for ratings, if applicable;

(f)	is the sum of the charges for riders which are part of this policy, if applicable; and

(g)	is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate shown in Section 2 multiplied by the Net Amount at Risk on the Processing Date. Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Account Value at the end of the immediately preceding Valuation Period less any indebtedness and less all charges due on the Date of Issue or Processing Date;

(b)	is the Guaranteed Minimum Death Benefit as described in Section 6, if elected, and still in force, minus any indebtedness under Section 10 and withdrawals under Section 11; and

(c)	is the Death Benefit as described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates in Section 2. The Applied Monthly Rates will be based on our expectations of future mortality experience, investment earnings, expenses, and persistency. They will be reviewed at least once every 5 Policy Years but more frequently than annually. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and policy class, including smoker status, and whose policies have been in force for the same length of time

10. LOANS AND DIVIDENDS

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loanLoans may be made if a Loan Value is available. Each loan must be for at least $1000. We may defer loans as provided by the law or as provided in Section 21. If we defer payment for more than 10 working days, we will pay interest on the loan value. The rate will be the same as declared in Option 1, Settlement Provisions for the period the payment is deferred. Loans may not be made if the policy is in a grace period.

The Loan Value while the policy is in full force will be 90% of the Account Value. The amount of loan available will be the Loan Value less any existing indebtedness. Values will be determined as of the end of the Valuation Period in which the date of our receipt of the loan application occurs.

The loan interest is a fixed rate. The interest charged on any loan will be at an effective annual rate of 4.75% for Policy Years 1-10, 4.5% for Policy Years 11-20, and 4.25% thereafter. Loan interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Surviving Insured’s death, and while the policy is in full force. When excess indebtedness occurs, the policy will terminate at the end of the Valuation Period in which the 31st day after the Notice Date occurs if such excess has not been repaid by that date. “Excess indebtedness” is the amount, if any, by which indebtedness exceeds an amount equal to the Loan Value. “Notice Date” is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

When a loan is made, the amount of the loan will be added to Loan Assets. The amount of the loan will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon any loan repayment, the amount of the repayment will be allocated among the Subaccounts in accordance with the Subaccount Investment Rule in effect on the date of repayment (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

Loan Assets are the total of all loans advanced plus interest credited on each loan amount from the date of the loan at an effective annual rate of 4%.

Dividends

There are no dividends payable under this policy.

11	VS1199NY

11. SURRENDERS AND WITHDRAWALS

We will determine and pay the Surrender Value of the policy if the Surviving Insured is then alive, subject to Section 21, and the policy will terminate, as of the end of the Valuation Period in which we receive at our Servicing Office (i) written notice requesting surrender of the policy, and (ii) the surrendered policy.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness.

At any time after the first Policy Year, you may apply the Surrender Value to purchase a level amount of paid up whole life insurance under this policy. The amount of such paid up insurance and of the Surrender Value of that insurance will be calculated using guaranteed maximum mortality charges and 4% interest. No further expense charges will be deducted. The Minimum Sum Insured shown in Section 1 of this policy will not be applicable in determining the paid up amount.

We may require evidence of insurability for any amount of insurance in excess of the Death Benefit under this policy on the date the Surrender Value is applied.

Failure to repay a loan or to pay interest will terminate this policy when the indebtedness equals or exceeds the Surrender Value and 31 days after notice has been mailed to you and any assignee of record with us at the address last known to us.

You may request a withdrawal of part or all of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made. For each withdrawal we will make a charge to the Account Value of $20. Each withdrawal must be at least $1000. All amounts withdrawn will be subtracted from the Cumulative Premium Balance as described in Section 6, and will be reflected in death benefit Option A as described in Section 4.

All amounts withdrawn will be subtracted from the GMDB Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your death benefit will be affected as follows:

(a) With respect to determining the death benefit under Option A, the death benefit will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts.

(b) With respect to determining the death benefit under Option B, the death benefit will only be affected to the extent that the Account Value will be reduced by all amounts withdrawn. Withdrawals will not affect the Total Sum Insured.

(c) With respect to determining the death benefit under the Guaranteed Minimum Death Benefit Feature, the Guaranteed Minimum Death Benefit will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts.

“Terminated ASI Withdrawal Amounts” are any withdrawals made while there is an Additional Sum Insured in effect which is later discontinued under the policy because a timely default payment has not been made in connection with an ASI Default as described in Subsection B of Section 7. Under no circumstances may the total of Terminated ASI Withdrawal Amounts exceed the Additional Sum Insured in effect at the time the Additional Sum Insured is discontinued under Subsection B of Section 7.

12. BASIS OF COMPUTATIONS

Minimum surrender values, reserves and net single premiums referred to in the policy are computed on the basis of the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables with percentage ratings, if applicable, based on the underwriting class and smoking status of each Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions. There is no change in these calculations due to the death of the first Insured to die.

The Account Value while the policy is in full force is computed as described in Section 8. The values are not less than the minimum values under the law of that jurisdiction.

Any values, reserves and premiums applicable to any Rider shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

13. SEPARATE ACCOUNTS

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy.

The assets of the divisions of a Series-Type Separate Account will be invested in shares of corresponding Portfolios of a Fund. All Portfolios will be values at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account (including investment advisory fees and other operating expenses attributable to a Management-Type Separate Account) when determining the value of a Variable Account. Each Series-Type Separate Account and the divisions thereof available on the Date of Issue of this policy are shown in the prospectus for this policy, along with any investment management fees associated with the corresponding Portfolios. Actual expense and mortality results shall not adversely affect the dollar amount of the variable benefits.

The assets of the Separate Accounts are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Accounts exceed the liabilities of the Separate Accounts arising under the variable life insurance policies supported by the Separate Accounts.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

(d)	To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

(e)	To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Rule and the Variable Account Transfer Provision.

14. ALLOCATION TO SUBACCOUNTS

Any Net Premium processed prior to the 20th day after the Date of Issue will be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premiums in accordance with the Subaccount Investment Rule then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Rule then in effect. The original Subaccount Investment Rule is chosen by you in the application for this policy. You may elect to change the Subaccount Investment Rule at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose a limit on the number of such changes to 12 per year. The percentage that may be allocated to any Subaccount must be a whole number and the maximum number of Subaccounts in which assets may be held will be no less than 5. We will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Variable Account Transfer Provision

You may elect to transfer assets held in the Variable Accounts without charge. We reserve the right to impose limits on the number and frequency of such transfers. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us.

Fixed Account Transfer Provision

You may elect by notice satisfactory to us to transfer without charge part or all of the assets in a Fixed Account, in the manner described below. Except as provided in Section 15, such a transfer will be permitted only once in each Policy Year. The maximum transfer amount is 20% of the Fixed Account Assets, or $500, if greater. We may defer the transfer for up to 6 months after your election would be effective.

13	VS1399NY

15. INVESTMENT POLICY CHANGE

The investment policy of the Funds shall not be materially changed unless a statement of the change is filed with, and not disapproved by, the Insurance Commissioner of Massachusetts and the New York Superintendent of Insurance. In the event of such a change in investment policy, and while this policy is in full force, you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made), which will be effective as of the end of the Valuation Period in which we receive the notice. If required, any statement of material change filed with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

16. ANNUAL REPORT TO OWNER

While this policy is in full force, we will send you a statement at least annually setting forth the following:

(a) The Death Benefit, Guaranteed Minimum Death Benefit if elected, and Account Value as of the date of the report;

(b) Payments received and charges made since the last report;

(c) Withdrawals since the last report; and

(d) Loan information.

We will furnish other reports if required by law or regulation.

No more than 30 days after a policy processing day on which we determine that a Policy Default has occurred, we will mail a statement indicating the minimum payment required under the terms of the policy to keep it in force and the length of the grace period for payment of the Default Payment.

An illustration of future values will be provided upon request. We may charge a reasonable fee, not to exceed $50, for such report. A statement of cash surrender values will be furnished within 20 business days from the date of request.

17. REINSTATEMENT

A. Restoration of Guaranteed Minimum Death Benefit Prior to Age 100

If the Guaranteed Minimum Death Benefit (GMDB) has been removed from the policy under Subsection A of Section 7, but the policy is still in full force, the GMDB may be restored within 5 policy years after the beginning of the grace period described in Subsection A provided the date of restoration is prior to the Superannuation Date. In order to restore the GMDB, we will require the following:

(1)	A written request to restore the GMDB.

(2)	Production of evidence of insurability satisfactory to us, unless restoration is requested within 1 year after the beginning of the grace period described in Subsection B.

(3)	Payment of the difference between the Guaranteed Minimum Death Benefit Premium Target and the Cumulative Premium Balance on the Processing Date immediately following the restoration request.

On the Processing Date on which the restoration takes effect, we will deduct from the Account Value any unpaid Guaranteed Minimum Death Benefit charges under Section 9.

We reserve the right to disallow restoration of the GMDB more than once during the life of the policy.

B. Reinstatement of Policy

If the policy lapses under Subsection B of Section 7, it may be reinstated within 3 years after the beginning of the grace period provided both insureds are alive or one Insured is alive and the lapse occurred after the death of the other Insured.

The date of reinstatement is the date as of which all 4 requirements below have been received:

(1)	Written application for reinstatement.

(2)	Production of evidence of insurability on any living insured satisfactory to us.

(3)	Payment of a Premium at least equal to the sum of all unpaid charges described in Section 9, plus interest on each such charge from the date due to and including the date of reinstatement at the lesser of the Loan Interest Rate and an annual effective rate of 6%, plus the sum of such charges due on the three Processing Dates next following the date of reinstatement. If the Guaranteed Minimum Death Benefit had been elected at issue and had not been removed more than 4 years prior to the beginning of the grace period described in Subsection B, it may be restored by paying the difference between the Guaranteed Minimum Death Benefit Premium Target and the Cumulative Premium Balance on the Processing Date immediately following the date of reinstatement.

(4)	Our approval of items (1) through (3).

On the date of reinstatement (i) a death benefit of the policy will be the same as if no lapse date had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement. A new Incontestability period will run for two years from the effective date of reinstatement with any contest limited to material misrepresentations on the reinstatement application.

The Account Value on the date of reinstatement will be the amount specified in (3) above, less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed, plus interest on each such charge at an effective annual rate of 6% from the date such charge would have been due to the date of reinstatement.

18. OWNER AND BENEFICIARY

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this Section.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Surviving Insured, then the following will apply unless otherwise provided:

If the Surviving Insured is the sole Owner, then, the Surviving Insured’s estate will be the Beneficiary.

In all other cases, the Owner(s) remaining after the death of the Surviving Insured will be the Beneficiary. If there is more than one remaining Owner, they will share the proceeds in the same proportions in which their ownership interest is held.

When at least one Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. An irrevocable Beneficiary may not be changed without such irrevocable Beneficiary’s consent. Any change or revocation will take effect when the notice is signed, subject to receipt of the notice at our Servicing Office. If such receipt occurs, then (i) a change of Beneficiary will take effect as of the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or either Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

19. INTEREST ON PROCEEDS

In the event of the Surviving Insured’s death, we will pay interest on proceeds paid in one sum from the date of death to the date of payment. The rate will be the same as declared for Option 1, Settlement Provisions.

20. TRANSFER OF ASSETS DURING THE FIRST 24 MONTHS

At any time during the first 24 months from the Date of Issue of this policy while this policy is in full force, you may elect to transfer all assets held in the Variable Account to the Fixed Account. No charge will be made for such transfer. Such transfer will be allowed regardless of any limits we have imposed on the number and/or frequency of fund transfers

21. DEFERRAL OF DETERMINATIONS AND PAYMENTS

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical, we reserve the right to do the following:

(1)	To defer determination of the Account Value, and if such determination has been deferred, to defer:

(a)	determination of the values for a loan as of the end of the Valuation Period in which we receive the loan application at our Servicing Office, and payment of the loan; and

(b)	payment or application of any Death Benefit in excess of the Guaranteed Minimum Death Benefit, if elected.

(2)	To defer determination, application, processing, or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account. If any of the Account Value is invested in the Fixed Account, then payment of any cash surrender value or loan may be deferred for up to six months from the date of request.

We also reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of up to six months. Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable

15	VS1599NY

22. CLAIMS OF CREDITORS

The proceeds and any income payments under this policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

23. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insureds and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been received at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

24. INCONTESTABILITY

This policy shall be incontestable after it has been in force during the lifetime of at least one of the Insureds for 2 years from its Date of Issue or any date of reinstatement, except for nonpayment of premium. However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of at least one Insured for 2 years from the effective date of such increase. Also, with respect to any reinstatement of the policy or the addition of a supplemental benefit or rider, we will not contest the validity of the reinstatement or addition after it has been in effect, during the lifetime of each Insured, for 2 years. During the second Policy Year, we will mail you a notice reminding you that due proof of death of the first Insured must be given to us when such death occurs at any time while this policy is in force. If this policy is issued as a result of a conversion option from term insurance, the incontestable period for the converted amount does not start anew but is effective as of the date the term policy was issued.

Any contest of this contract will be based only on material misrepresentations. No misrepresentation shall be deemed material unless knowledge of the facts misrepresented would have led to a refusal by us to make such a contract.

25. MISSTATEMENTS

If the age or sex of either Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which the premium paid would have purchased at the correct age or sex by the most recent Cost of Insurance Charge deducted under Section 9.

26. SUICIDE

If the Surviving Insured commits suicide within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any indebtedness, on the Date of Death and less any withdrawals under Section 11.

If the Surviving Insured commits suicide after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

If due proof of death of the other Insured is provided to us within 60 days of the suicide, we will make a new policy available on the life of the Surviving Insured. The issue age, date of issue, and the Insured’s underwriting classification under the new policy will be determined at the time of application for the new policy. The amount of coverage under the new policy will not be greater than the amount of coverage under this policy. We will set the premiums for the new policy in accordance with our regular rules in use on the date of issue of this policy. The new policy will not take effect unless we receive a written application for it and all premiums due are paid to us within 31 days after we notify you of the availability of the new policy. If the person eligible to be insured under the new policy dies prior to the end of such 31 day period, we will pay the death benefit under the new policy less all premiums that would have been due under the new policy from its date of issue to the date of such person’s death, if the person is deemed insurable on a single life basis.

If this policy is issued as a result of a conversion option from term insurance, the suicide period for the converted amount does not start anew but is effective as of the date the term policy was issued.

27. THE CONTRACT

The written application for this policy is attached at issue. The entire contract between the applicant and us consists of this policy, such application, and any riders and endorsements. However, additional written applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional applications shall become part of this policy. All statements made in any application shall be deemed representations and not warranties. We will use no statement made by or on behalf of the Insureds to defend a claim under this policy unless it is a material misrepresentation and it is in a written application.

Policy years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at the Date of Issue.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of this policy, or to extend credit or to make an agreement for us.

17	VS1799NY

28. SETTLEMENT PROVISIONS

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

The payment will never be less than that available by applying the amount left with us to buy an immediate annuity offered by Us.

Option 1—Interest income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A—Income of a Specified Amount, with payments each year of at least  1/12th of the proceeds, until they are paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B—Income for a Fixed Period with each payment as declared but not less than that shown on the Table for Option 2B.

Option 3—Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of those remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4—Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5—Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by sending written notice to us: (a) while either Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the date of death of the Surviving Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for income payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval. If a period certain option is elected which provides installment payments of the same amount at the same ages for different periods certain, we will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

The Payee under an option shall be the Beneficiary or either of the Insureds.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

Options 3, 4, and 5 are available only if the Payee’s age is 40 or older.

Table for Settlement Options 2B, 3, 4, and 5 - MALE

(Monthly payments for each $1,000 of proceeds applied)

OPTION 2B			OPTION 3		OPTION 4	OPTION 5
Income for a Fixed Period		Age of Payee at Birthday Nearest	Life Income with			Life Income
Period		Date of First	Guaranteed Period		Life Income	with Cash
of Years	Payment	Payment	10 Years	20 Years	without Refund	Refund
1	84.46	40	3.64	3.60	3.66	3.56
2	42.86	41	3.69	3.64	3.71	3.60
3	28.99	42	3.74	3.68	3.76	3.64
4	22.06	43	3.79	3.73	3.81	3.68
5	17.91	44	3.85	3.77	3.87	3.73
6	15.14	45	3.90	3.82	3.93	3.77
7	13.16	46	3.96	3.87	3.99	3.82
8	11.68	47	4.02	3.92	4.05	3.87
9	10.53	48	4.09	3.97	4.12	3.92
10	9.61	49	4.15	4.03	4.19	3.98
11	8.86	50	4.22	4.08	4.27	4.04
12	8.24	51	4.29	4.14	4.34	4.10
13	7.71	52	4.27	4.20	4.43	4.16
14	7.26	53	4.45	4.26	4.51	4.23
15	6.87	54	4.54	4.32	4.60	4.30
16	6.53	55	4.62	4.39	4.70	4.37
17	6.23	56	4.72	4.45	4.80	4.45
18	5.96	57	4.82	4.51	4.91	4.53
19	5.73	58	4.92	4.58	5.03	4.61
20	5.51	59	5.03	4.64	5.15	4.70
21	5.32	60	5.14	4.71	5.28	4.79
22	5.15	61	5.26	4.78	5.42	4.89
23	4.99	62	5.39	4.84	5.57	4.99
24	4.84	63	5.52	4.90	5.74	5.10
25	4.71	64	5.66	4.96	5.91	5.21
26	4.59	65	5.81	5.02	6.10	5.33
27	4.47	66	5.96	5.08	6.29	5.45
28	4.37	67	6.11	5.13	6.50	5.58
29	4.27	68	6.28	5.18	6.73	5.72
30	4.18	69	6.44	5.23	6.97	5.86
Annual, Semi-annual, or quarterly		70	6.61	5.27	7.23	6.01
payments under Option 2B are		71	6.78	5.31	7.51	6.06
11.839, 5.963, and 2.993		72	6.96	5.34	7.80	6.33
respectively times the monthly		73	7.14	5.37	8.12	6.51
payments.		74	7.32	5.40	8.45	6.68
		75	7.49	5.42	8.82	6.87
		76	7.67	5.44	9.21	7.08
		77	7.84	5.44	9.62	7.28
		78	8.01	5.47	10.07	7.52
		79	8.17	5.48	10.55	7.74
		80	8.33	5.49	11.06	7.97
		81	8.48	5.49	11.61	8.26
		82	8.61	5.50	12.19	8.50
		83	8.74	5.50	12.81	8.76
		84	8.86	5.51	13.46	9.11
		85 & over	8.97	5.51	14.16	9.39
		Options 3, 4 and 5 are available only at the ages as shown.

1983a Individual Annuity Mortality Table for Males, 3% interest, no loading.

19	VS1999NY

Table for Settlement Options 2B, 3, 4, and 5 - FEMALE

(Monthly payments for each $1,000 of proceeds applied)

OPTION 2B			OPTION 3		OPTION 4	OPTION 5
Income for a Fixed Period		Age of Payee at Birthday Nearest	Life Income with			Life Income
Period		Date of First	Guaranteed Period		Life Income	with Cash
of Years	Payment	Payment	10 Years	20 Years	without Refund	Refund
1	84.46	40	3.42	3.40	3.42	3.37
2	42.86	41	3.46	3.43	3.46	3.41
3	28.99	42	3.50	3.47	3.50	3.44
4	22.06	43	3.54	3.51	3.54	3.48
5	17.91	44	3.58	3.55	3.59	3.52
6	15.14	45	3.63	3.59	3.63	3.56
7	13.16	46	3.67	3.63	3.68	3.60
8	11.68	47	3.72	3.68	3.73	3.64
9	10.53	48	3.77	3.72	3.79	3.69
10	9.61	49	3.83	3.77	3.84	3.74
11	8.86	50	3.89	3.82	3.90	3.79
12	8.24	51	3.95	3.88	3.97	3.84
13	7.71	52	4.01	3.93	4.03	3.89
14	7.26	53	4.08	3.99	4.10	3.95
15	6.87	54	4.15	4.04	4.18	4.01
16	6.53	55	4.22	4.11	4.25	4.07
17	6.23	56	4.30	4.17	4.34	4.14
18	5.96	57	4.38	4.23	4.42	4.21
19	5.73	58	4.47	4.30	4.52	4.28
20	5.51	59	4.56	4.37	4.61	4.36
21	5.32	60	4.65	4.44	4.72	4.44
22	5.15	61	4.76	4.51	4.83	4.52
23	4.99	62	4.86	4.58	4.95	4.61
24	4.84	63	4.98	4.65	5.07	4.70
25	4.71	64	5.10	4.72	5.21	4.80
26	4.59	65	5.22	4.79	5.35	4.91
27	4.47	66	5.36	4.86	5.51	5.02
28	4.37	67	5.50	493	5.67	5.13
29	4.27	68	5.65	5.00	5.85	5.26
30	4.18	69	5.80	5.06	6.04	5.38
Annual, Semi-annual, or quarterly		70	5.96	5.12	6.25	5.52
payments under Option 2B are		71	6.14	5.18	6.47	5.67
11.839, 5.963, and 2.993		72	6.31	5.23	6.71	5.82
respectively times the monthly		73	6.50	5.28	6.97	5.99
payments.		74	6.69	5.32	7.26	6.15
		75	6.89	5.35	7.56	6.33
		76	7.09	5.39	7.90	6.53
		77	7.29	5.41	8.26	6.72
		78	7.49	5.43	8.65	6.95
		79	7.69	5.45	9.07	7.17
		80	7.89	5.47	9.53	7.40
		81	8.08	5.48	10.03	7.67
		82	8.26	5.49	10.57	7.92
		83	8.43	5.50	11.16	8.23
		84	8.59	5.50	11.79	8.50
		85 & over	8.74	5.50	12.48	8.79
		Options 3, 4 and 5 are available only at the ages as shown.

1983a Individual Annuity Mortality Table for Females, 3% interest, no loading.

Communications about this policy may be sent to the Company’s Servicing Office at P.O. Box 111, Boston, Massachusetts 02117.

Variable Universal Survivorship Policy

Flexible Premiums

Death Benefit payable at death of Surviving Insured

Not eligible for dividends

Schedules of benefits and premiums, and the policy class, are shown in Section 1.

99VEP	VSBP99NY	Printed in U.S.A.